UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 26, 2009
Jefferies Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14947	95-4719745

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Ave., 12th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 212-284-2550

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-4.1

Item 1.01. Entry into a Material Definitive Agreement.
     On October 26, 2009, Jefferies Group, Inc. (the “Company”) and The Bank of New York Mellon, as trustee (the “Trustee”) entered into the First Supplemental Indenture to the Indenture (Convertible Securities) dated October 26, 2009 between the Company and the Trustee (the “First Supplemental Indenture”) which establishes the terms of the Company’s 3.875% Convertible Senior Debentures due 2029 in the aggregate principal amount of $345,000,000 (the “Debentures”).
     The Debentures are the senior and unsecured obligations of the Company and rank equally with all of the Company’s existing and future indebtedness. The Company will pay interest on the Debentures in cash semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 2010. In addition to ordinary interest on the Debentures, beginning with the semi-annual interest period commencing on November 1, 2017, contingent interest will accrue during any semi-annual interest period in which the average trading price of a Debenture for the five trading days ending on the third trading day immediately preceding the first day of the relevant semi-annual period is equal to or greater than $1,200 per $1,000 principal amount of the Debentures. The Debentures will mature on November 1, 2029, unless earlier redeemed, repurchased or converted.
     Holders of the Debentures may convert the Debentures at their option at any time beginning on August 1, 2029, and ending at the close of business on the second business day immediately preceding November 1, 2029. In addition, holders may also convert the Debentures at their option under the following circumstances: (i) during any fiscal quarter if the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price; (ii) during any five business-day period after any ten consecutive trading-day period in which the trading price per Debenture was less than 95% of the product of the last reported sale price of the Company’s common stock and the conversion rate on such day; (iii) if the Debentures have been called for redemption; or (iv) upon the occurrence of specified corporate transactions.
     Upon conversion, holders will receive, at the Company’s election, cash, shares of the Company’s common stock or a combination thereof. The initial conversion rate is 25.5076 shares of the Company’s common stock per $1,000 principal amount of Debentures (equivalent to a conversion price of approximately $39.20 per share of the Company’s common stock).
     The Company may not redeem the Debentures prior to November 1, 2012. The Company may redeem for cash at par some or all of the Debentures at any time, and from time to time, on or after November 1, 2012 and prior to November 1, 2017 if the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day prior to the date the Company provides the notice of redemption is greater than or equal to 130% of the conversion price in effect on each such trading day. On or after November 1, 2017, the Company may redeem for cash at par some or all of the Debentures at its election.
     Holders may require the Company to repurchase in cash all or a portion of their Debentures on November 1, 2017, 2019 and 2024 at 100% of the principal amount of the Debentures, plus accrued and unpaid interest.
     The foregoing description of the First Supplemental Indenture and the Debentures does not purport to be complete and is qualified in its entirety by reference to the text of the First Supplemental Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits
     The following exhibits are filed with this report:

Exhibit No.	Description

Exhibit 4.1	First Supplemental Indenture, dated as of October 26, 2009, to Indenture (Convertible Securities), dated as of October 26, 2009, by and between Jefferies Group, Inc. and The Bank of New York Mellon, as Trustee

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jefferies Group, Inc.
Date: October 27, 2009	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 4.1
First Supplemental Indenture, dated as of October 26, 2009, to Indenture (Convertible Securities), dated as of October 26, 2009, by and between Jefferies Group, Inc. and The Bank of New York Mellon, as Trustee